SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 23, 2015

SANDERSON FARMS, INC.

(Exact name of registrant as specified in its charter)

Mississippi	1-14977	64-0615843
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

127 Flynt Road Laurel, Mississippi	39443
(Address of principal executive offices)	(Zip Code)

(601) 649-4030

(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 1— Registrant’s Business and Operations

Item 1.01 Entry into a Material Definitive Agreement.

On April 24, 2015, the Registrant entered into a Credit Agreement with BMO Harris Bank, N.A., as Agent and letter of credit issuer and BMO Harris Financing, Inc.; Regions Bank; AgFirst Farm Credit Bank; U.S. Bank National Association; Farm Credit Services of America, PCA; Farm Credit Bank of Texas; Trustmark National Bank; Bank of the West; Farm Credit Mid-America, PCA; United FCS, PCA d/b/a FCS Commercial Finance Group; GreenStone Farm Credit Services, ACA/FLCA; Farm Credit West, PCA; AgStar Financial Services, PCA; 1st Farm Credit Services, PCA; Northwest Farm Credit Services, PCA; American AgCredit, PCA and BankPlus. The credit facility replaced the Registrant’s existing $600.0 million unsecured revolving credit facility that was to expire in 2018 with a $750.0 million unsecured revolving credit facility on a committed basis with a five year maturity. The Registrant may reduce the commitment in a minimum amount of $5,000,000 without penalty upon notice to the Agent.

The Registrant will pay interest, at its option, at a variable base or Eurodollar rate as determined under the Credit Agreement. The Registrant is also obligated to pay an applicable margin over the base rate or Eurodollar rate, as well as a letter of credit participation fee and a commitment fee payable on the amount of the average daily unused portion of the commitment, each according to the ratio of its debt to total capitalization. If there is an event of default, loans outstanding will bear an additional 2.0% rate of interest. The Registrant must also pay a fronting fee of 0.125% of the face amount of each standby letter of credit issued, as well as usual and customary administrative fees.

Up to $25,000,000 of the new credit facility is available for the issuance of standby and commercial letters of credit in the ordinary course of business. The Agent has also established a $10,000,000 swing line facility that will permit funding of small or late day draws that reduce available credit under the facility, with the credit risk allocated ratably among the lenders. Swing line loans bear interest at the base rate plus the applicable margin or the rate offered by the swing line lender in its discretion. The Credit Agreement contains restrictive covenants, which include maintaining a minimum tangible net worth of $650,000,000, subject to quarterly increases based in part on the Registrant’s quarterly consolidated net income; a maximum leverage ratio of 50%; and a limitation on capital expenditures of $100,000,000 per fiscal year (excluding capital expenditures in an aggregate amount not to exceed $15,000,000 related to the acquisition of an aircraft) plus a $15,000,000 carryover amount from the preceding fiscal year that was not actually spent (with special limits to allow for the construction of a new poultry complex in St. Pauls, North Carolina in the amount of $160,000,000 and one additional potential complex in the amount of $175,000,000). The Registrant has a one-time right to increase the maximum leverage ratio by 5% in connection with the construction of either of the two new poultry complexes for the four fiscal quarters beginning on the first day of the fiscal quarter in which the Registrant gives notice of its intent to exercise this right. The facility also contains customary provisions relating to acceleration of the Registrant’s payment obligations in an event of default, which include non-payment of interest, principal or fees; covenant defaults, subject to grace periods for certain covenants; inaccurate representations or warranties in any material respect; commencement of insolvency or bankruptcy proceedings by or against the Registrant; a change in control; the entry of certain judgments against the Registrant and cross-defaults on other agreements evidencing indebtedness. The Registrant’s obligations under the Credit Agreement are jointly and severally guaranteed by its wholly-owned subsidiaries under a Guaranty Agreement dated April 24, 2015.

Copies of the Credit Agreement and the Guaranty Agreement are filed as Exhibits 10.1 and 10.2, respectively, to this report and are incorporated herein by reference. The descriptions above are summaries of the Credit Agreement and Guaranty Agreement and are qualified in their entirely by the complete text of those agreements. A copy of the Registrant’s press release concerning the Credit Agreement is filed herewith as Exhibit 99.1.

Some of the lenders under the credit facility or their affiliates have, or may have in the future, various relationships with the Registrant and its affiliates involving the provision of financial services. As of the date of this report, the following such relationships exist, some of which may be material:

•	Trustmark National Bank is the trustee of the Employee Stock Ownership Plan and Trust of Sanderson Farms, Inc. and Affiliates.

•	The Registrant maintains regular deposit accounts with Regions Bank, including its payroll accounts and cash management accounts, and the Registrant pays Regions Bank a fee for cash management services provided to the Registrant. Regions Bank also maintains the trust account for the Registrant’s health benefit plan and trust. In addition, as of March 31, 2015, the Registrant had approximately $780,456.54 in operating leases outstanding to Regions Bank for certain equipment, primarily trucks, trailers and tractors.

•	Northwest Farm Credit Services, PCA purchased $50,000,000 of senior notes due April 28, 2016 of the Registrant in a private placement pursuant to a Note Purchase Agreement dated April 28, 2006 with the Registrant.

•	Finally, one of the Registrant’s directors, Toni D. Cooley, is a director of Trustmark National Bank and its parent company, Trustmark Corporation.

Item 1.02 Termination of a Material Definitive Agreement.

Also on April 24, 2015, upon entering into the Credit Agreement described above, the Registrant terminated its Credit Agreement dated as of October 24, 2013, as amended, among the Registrant, BMO Harris Bank, N.A., as Agent and letter of credit issuer and BMO Harris Financing, Inc.; Regions Bank; AgFirst Farm Credit Bank; U.S. Bank National Association; Farm Credit Services of America, PCA; Farm Credit Bank of Texas; Trustmark National Bank; Bank of the West; Farm Credit Mid-America, PCA; United FCS, PCA d/b/a FCS Commercial Finance Group; GreenStone Farm Credit Services, ACA/FLCA; Farm Credit West, PCA; AgStar Financial Services, PCA; 1st Farm Credit Services, PCA; Northwest Farm Credit Services, PCA and American AgCredit, PCA. The terminated Credit Agreement, which was described in the Registrant’s Current Reports on Form 8-K dated October 23, 2013 and October 29, 2014 (which description is incorporated in this Item 1.02 by reference) provided for a $600.0 million unsecured revolving credit facility. The Registrant did not incur any early termination penalties in connection with the termination. The terminated credit facility provided for interest to be paid, at the Registrant’s option, at a variable base or Eurodollar rate as determined under the Credit Agreement. The Registrant was also obligated to pay an applicable margin over the base rate or Eurodollar rate, as well as a letter of credit participation fee and a commitment fee payable on the amount of the average daily unused portion of the commitment, each according to the ratio of its debt to total capitalization. If there was an event of default, loans outstanding would have borne an additional 2.0% rate of interest. The Registrant was also obligated to pay a fronting fee of 0.125% of the face amount of each standby letter of credit issued, as well as usual and customary administrative fees. Up to $15,000,000 of the terminated credit facility was available for the issuance of standby and commercial letters of credit in the ordinary course of business and it provided for a $10,000,000 swing line facility. The information provided in Item 1.01 of this report is incorporated by reference in this Item 1.02.

Section 2 — Financial Information

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information provided in Item 1.01 of this report is incorporated by reference into this Item 2.03.

Section 8 – Other Events

Item 8.01 Other Events.

On April 23, 2015, the Registrant’s Board of Directors expanded and extended to April 23, 2018 the Registrant’s stock repurchase program to repurchase up to 1.0 million shares. The repurchase program was originally approved in 2009, and was extended in 2012 and 2014. The Company has repurchased 1,482,099 shares under this stock repurchase program since its inception, including 700,003 shares repurchased in March of 2015. The Board increased the number of shares that may be repurchased under the program by an additional 700,003 shares, returning the total number of shares remaining to be repurchased under the program to 1.0 million shares. A copy of the press release announcing these changes is filed herewith as Exhibit 99.2.

Section 9 — Financial Statements and Exhibits

Item 9.01 Financial Statements and Exhibits.

(d) The following exhibits are furnished with this Current Report:

Exhibit No.	Description

10.1	Credit Agreement dated April 24, 2015 among Sanderson Farms, Inc. and Harris, N.A. as Agent for the Banks defined therein.

10.2	Guaranty Agreement dated April 24, 2015 of Sanderson Farms, Inc. (Foods Division), Sanderson Farms, Inc. (Production Division) and Sanderson Farms, Inc. (Processing Division).

99.1	Press Release dated April 24, 2014 concerning Credit Agreement.

99.2	Press Release dated April 23, 2015 concerning Stock Repurchase Plan

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SANDERSON FARMS, INC.

(Registrant)

Date: April 27, 2015	By:	/s/ D. Michael Cockrell
D. Michael Cockrell Treasurer and Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Description

10.1	Credit Agreement dated April 24, 2015 among Sanderson Farms, Inc. and Harris, N.A. as Agent for the Banks defined therein.

10.2	Guaranty Agreement dated April 24, 2015 of Sanderson Farms, Inc. (Foods Division), Sanderson Farms, Inc. (Production Division) and Sanderson Farms, Inc. (Processing Division).

99.1	Press Release dated April 24, 2014 concerning Credit Agreement.

99.2	Press Release dated April 23, 2015 concerning Stock Repurchase Plan